CAPITAL CONTRIBUTION AGREEMENT

This Capital Contribution Agreement ("Agreement") between eConnect, a Nevada corporation ("eConnect"), and SafeTPay.com, a Nevada corporation ("SafeTPay"), is entered into this 5th day of November, 1999.

                               Recitals

WHEREAS, eConnect is a corporation organized and existing under the laws of the State of Nevada, having been originally incorporated under the laws of the State of Missouri on September 1, 1981, as HANDY-TOP, INC., on April 20, 1983, the name was changed to HTI Corporation, on May 28, 1993, the name was changed Leggoons, Inc., on March 1, 1997 the name was changed to Betting, Inc., on June 1, 1999 Articles of Merger were filed with the Nevada Secretary of State, which formally resulted in the redomicile to the State of Nevada. On June 2, 1999, the name was changed to "eConnect", with its principal business office located at 2500 Via Cabrillo Marina, Suite 112, San Pedro, California 90731;

WHEREAS, the authorized capital stock of eConnect consists of Two Hundred Million (200,000,000) shares of common stock, par value of One Cent ($0.001) per share, of which Eight-Three Million One Hundred Ninety-Eight Thousand Five Hundred One (83,198,501) shares are issued and outstanding as of October 12, 1999;

WHEREAS, SafeTPay is a corporation organized and existing under the laws of the State of Nevada, having been incorporated on August 11, 1999, with its principal business office located at 98
Shoreline Way, Hampton, Georgia 30228;

WHEREAS, the authorized capital stock of SafeTPay consists of Twenty Million (20,000,000) shares of common stock, par value of $0.001 per share, and no preferred stock.;

WHEREAS, the principal of SafeTPay, Harry Hargens, has been working for eConnect as a consultant regarding the creation and management of a business unit focused on the processing of secure
Internet transactions;

WHEREAS, the respective boards of directors of eConnect and SafeTPay deem it desirable and in the best interests of the corporations and their stockholders that the corporations enter into this Agreement to restructure this business unit as a separate corporation so as to enable the business to be most effective in focusing on it's specific mission, and in soliciting marketing assistance and other important partnerships and investments from certain key companies in it's industry, all pursuant to the terms and conditions contained herein; and

WHEREAS, in order to consummate this contribution to the capital of SafeTPay and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, eConnect and SafeTPay approve and adopt this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, the parties hereto agree as follows:

                             ARTICLE I
                      CAPITAL CONTRIBUTIONS
                        AND RELATED MATTERS

The process of structuring SafeTPay will be accomplished by having eConnect contribute certain assets to SafeTPay, in return for certain shares of common stock in eConnect, as follows:

1.  Assets to be contributed to SafeTPay.

eConnect hereby contributes and unconditionally transfers to SafeTPay the following assets and properties, in return for certain common stock in SafeTPay (as set forth in section 2 below):

(a) Software. All ownership and rights to the software that has been developed by Rogel Technologies ("RT"), a subsidiary of eConnect, per specifications provided by SafeTPay ("System"). This shall include the work already done prior to the date of the Agreement, and any minor work required to debug or correct the System as delivered last week, including but not limited to the implementation of an 0400 reversal message for credit & debit transactions. The cost for developing any subsequent enhancements shall be negotiated directly between SafeTPay and RT. A copy of the source code shall be maintained at Fort Knox Escrow service, or such other escrow service as the parties shall mutually agree to from time to time. SafeTPay shall have access to this software as needed for the operation of their business.

(b) Computer Hardware. The server which has been procured by RT for use as the SafeTPay internet server, and installed in St.
Petersburg, Florida.

(c) Miscellaneous Physical Assets. Three laptop personal computers, 7 sample PIN pads, and miscellaneous office supplies that have been purchased for and/or are being used by the SafeTPay business unit.

(d) Trademarks, Trade-names, Copyrights. Ownership of any and all marks, registrations, and goodwill that eConnect may own, regarding "SafeTpay", "Same-As-Cash", "ePIN" and "ePAD". As a condition for this transferal, Mr. Hargens shall contribute and unconditionally transfer to SafeTPay any and all trademarks and domain names held in his name.

(e) Web Address. Ownership of any web addresses reserved for any of the above names or marks.

(g) Consulting Agreements. eConnect currently holds consulting agreements with Harry Hargens, Robert Hodgson, Gerard Gay, and
Dale Reistad. Those agreements are hereby unconditionally assigned to SafeTPay.

2.  Equity to be received by the Parties and Others.

(a) Common Stock: SafeTPay shall initially authorize 20 Million shares of stock. In return for the capital contributions listed above, eConnect shall receive Two Million Three Hundred Thousand (2,300,000) shares of restricted common stock of SafeTPay. The principals of SafeTPay (Harry Hargens, Gerard Gay, Robert Hodgson, and Dale Reistad) shall each receive One Hundred Fifty Thousand (150,000) shares of restricted common stock of SafeTPay.

(d)  Options.

(1) eConnect shall, upon execution of this Agreement, receive options to purchase five million (5,000,000) shares of SafeTPay common stock, at an exercise price of one dollar ($1.00) per share. Any unexercised options shall expire 3 years after execution of this Agreement.

(2) The principals of SafeTPay (Harry Hargens, Gerard Gay, Robert Hodgson, and Dale Reistad) shall each receive options to purchase five hundred thousand (500,000) shares of SafeTPay common stock, at an exercise price of one dollar ($1.00) per share. Any unexercised options shall expire 3 years after execution of this Agreement.

(3) For a period of twenty-four (24) months following execution of this Agreement, any additional options given to officers or shareholders of either SafeTPay or eConnect shall be issued at the same exercise price at those set forth in subparagraph (a) above.

(c) Additional common stock in return for capitalization: eConnect hereby commits to invest in SafeTPay Five Hundred Thousand Dollars ($500,000) over the period of one (1) year from the date of this Agreement, in four (4) equal quarterly
installments, with   Twenty Thousand Dollars ($20,000) of the
first installment due not later than November 15, 1999, Forty-Two Thousand Five Hundred Dollars ($42,500) due not later than December 15, 1999, and the remainder of the first installment due not later than January 15, 2000; subsequent installments shall be due not later than the following dates: April 15, 2000, July 15, 2000, and October 15, 2000. Provided, however, that eConnect may choose to pre-pay any portion or all of the amounts due in 2000, by marketable securities delivered no later than January 1, 2000; with the number of shares equal to the amount due (based on the closing bid price on the delivery date), assuming that the common stock of eConnect is trading on the day that the installment is to be paid. If the first two (2) payments set forth above (November and December 1999) are not made within five calendar days after the due date, then eConnect shall pay to SafeTPay a late fee of seven and one-half percent (7.5%) of the amount due. If the last four (4) payments (January, April, July, and October
2000) are not made within fifteen (15) days of the due date, then eConnect shall pay to SafeTPay a late fee of seven and one-half percent (7.5%) of the amount due.

If the total investment set forth above (plus penalties, if any) is not fully paid by December 31, 2000, then eConnect shall have its ownership of the Two Million Three Hundred Thousand (2,300,000) shares, as set forth above, reduced by a prorated amount based on the amount actually invested (with the maximum reduction being five hundred thousand (500,000) shares).

(d) Right to match other investments: The board of SafeTPay shall be free to manage the sale of SafeTPay common stock to investors, provided, however, that eConnect shall have the right to match any funding from other investors, within ninety (90) days of such funding, at the same price per common share.

3.  Consulting and/or Employment Agreements.

SafeTPay shall take responsibility for renegotiating consulting or employment agreements with the parties named in Section 1(g) above. The parties acknowledge that significant amounts of SafeTPay common stock, or common stock options, may be granted to these parties by the audit and compensation committee of SafeTPay, to secure their written acceptance of this restructuring, and their continued enthusiastic contributions to developing SafeTPay.

4.  Ongoing Relationship between SafeTPay and eConnect; Board of
Directors.

(a) Board of Directors. eConnect and SafeTPay hereby acknowledge and accept the following: (1) The initial board shall consist of three (3) members appointed by Mr. Hargens, two (2) members appointed by Thomas S. Hughes, President of eConnect, and two (2) independent director positions to be filled by the then existing board members when and as the board see fits. The independent board members shall be sole members of the audit and compensation committees; (2) the activities and actions normally conducted by controlling shareholders shall be designated to the board members for action; (3) all board members shall sign confidentiality and non-disclosure agreements; (4) this initial board as described in (1) above shall serve for three (3) years, or until the first public offering of common stock of SafeTPay, whichever occurs first; at which time normal elections for board members shall commence; and (5) other than as set forth in this paragraph, eConnect shall have no special rights or authority to limit SafeTPay's actions, and SafeTPay shall otherwise be free to manage its own affairs.

(b) Ownership Rights. SafeTPay hereby acknowledges and accepts that this agreement does not grant it any ownership in, or license or right to use, the patents held by eConnect for the devices known as the "SLICK", the "Paymaster", the "PocketPay", or the "TV PIN pad remote". eConnect hereby acknowledges that it will support the principals of SafeTPay in the defense of their patent, so as to prevent competitors from infringing on that patent.

(c) Marketing Rights: SafeTPay hereby grants marketing rights to eConnect as follows;

(1) SafeTPay shall grant eConnect the right to market an exclusive private label Internet payment System, which SafeTPay shall operate, support, and maintain.

(2) SafeTPay shall provide said marketing rights for a fee of ten cents ($0.10) per transaction, or 10% of the fee charged by eConnect to its clients, whichever is greater.

(3) eConnect and its subsidiaries shall have the exclusive right to sub-license its private label product to its clients. It shall not have the right to make agreements on SafeTPay's behalf, and eConnect's right shall not infringe on or limit SafeTPay's right to sign clients or license SafeTPay's System to others.

(4) eConnect shall honor all terms and conditions imposed by banking agreements, master service agreements or any other agreements that SafeTPay must enter into to provide the System.

(5) eConnect shall present its product with the joint service mark "Processed by SafeTPay".

(6) The button that appears on merchant screens to facilitate the transaction shall always read "SafeTPay".

(7) Every press release that eConnect releases with their private label System, shall include a standard paragraph provided by SafeTPay. No other mention or description of SafeTPay may occur in an eConnect press release without written approval from SafeTPay.

(8) Every press release issued by SafeTPay for the next 24 months shall include, in the safe harbor paragraph, a mention of eConnect as a shareholder.

                             ARTICLE II
              WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.  Representations and Warranties of eConnect.

eConnect covenants, represents and warrants to SafeTPay that:

(a) It is on the date of this Agreement, and will be on the Effective Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada, and (b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it.

(b) Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c) It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

(d) It is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to its best knowledge, would affect the company or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; to the best of its knowledge, threatened against or affecting the company or its business assets or financial condition; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it.

(e) The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following:
(1) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (2) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company, or, (3) an event that would result in the creation or imposition of any lien, charge, encumbrance on the assets of eConnect.

(f) All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business.

(g) The transaction processing System being developed by SafeTPay does not infringe on any patents owned or controlled by eConnect or any other person or entity (both those patents named above, and any others which may be unknown to SafeTPay); and therefore SAFETPAY does not require any license from any of them, and will not owe any license fees to any of them.

(h) All of the shares to be issued under Article I will be properly authorized, validly issued, and nonassessable, and have the status as indicated above (either restricted or free trading).

2.  Representations and Warranties of SafeTPay.

SafeTPay covenants, represents and warrants to eConnect that:

(a) It is on the date of this Agreement, and will be on the Effective Date, (1) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada, and (2) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it.

(b) Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement, and is a legal, valid, and binding obligation of the company, and is enforceable in accordance with its terms and conditions.

(c) It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

(d) It is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to its best knowledge, would affect the company or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; to the best of its knowledge, threatened against or affecting the company or its business assets or financial condition; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it.

(e) The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following:
(1) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (2) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company, or, (3) an event that would result in the creation or imposition of any lien, charge, encumbrance on the assets of Internet.

                           ARTICLE III
                  CONSUMMATION OF CONTRIBUTION

If the capital contribution contemplated is completed, all expenses incurred in consummating this agreement, except as otherwise agreed in writing between the parties, shall be equally borne by each of the parties. This transaction may be deferred from time to time by mutual consent of the respective boards of directors of each of the parties hereto, and, to the extent provided in (1), (2), (3) and (4) below, this transaction merger may be abandoned:

1. By the mutual consent of the respective Boards of Directors of each of the parties hereto;

2. At the election of either of the Boards of Directors, if in the discretion of the Board any judgment is rendered relating to any legal proceeding not commenced and the existence of the judgment will or may materially affect the rights of either party to sell, convey, transfer or assign any of its assets or materially interfere with the operation of its business, renders the merger impracticable, undesirable or not in the best interests of its shareholders;

3.  At the election of the Board of Directors of either party if:

(a) The warranties and representations of the other party contained in this Agreement shall not be substantially accurate in all material respects on and as of the date of election; or the covenants contained of the other Constituent Corporation shall not have been performed or satisfied in all material respects;

(b) Prior to completion of this transaction: (1) there shall have been filed in any court or agency having jurisdiction a complaint or other proceeding seeking to restrain or enjoin the transaction contemplated hereby; or (2) there shall have been presented to eConnect or SafeTPay, or any director or officer of either of them, any process, demand or request which, in the opinion of counsel for either party, offers reasonable grounds to believe that a complaint or bill in equity may be forthcoming which, if successful, would restrain, enjoin or dissolve the transaction, and if, in either case, such Board of Directors determines that abandonment and cancellation of this Agreement is advisable in the best interests of the parties, their shareholders, employees and customers;

                             ARTICLE IV
                        SPECIFIC PERFORMANCE

The assets being contributed, and especially the software still being developed by RT, are unique and if eConnect fails in the delivery of these assets (especially in the timely delivery of properly-operating software) that such failure will cause irreparable harm to SafeTPay, and thereby to SafeTPay's other investors, for which there will be no adequate remedy under law. SafeTPay shall be entitled, in addition to all other remedies at law or under equity, to specific performance should eConnect fail to deliver any asset.

                             ARTICLE V
                          INDEMNIFICATION

(a) To the extent permitted by law, eConnect shall indemnify and hold harmless SafeTPay, and its directors and officers (each, an "Indemnified Person"), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (collectively, "Claims") to which any of them may become subject as the result of any conflict created by, or as a result of the imposition of any lien, charge, or encumbrance created by, this agreement & transaction, or from any action that may be brought against SafeTPay regarding the patents referred to above, including, but not limited to, any actions that may be brought by Jed Dowlen, Gus Molina, or Jim Torres, or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon the foregoing. eConnect shall reimburse an Indemnified Person promptly as such expenses are incurred, and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending
any such Claim.   Notwithstanding anything to the contrary
contained herein, the indemnification agreement contained in this Article shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of eConnect, which consent shall not be unreasonably withheld.

(b) Promptly after receipt by an Indemnified Person or under this Section of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Claim in respect thereof is to be made against any indemnifying party under this Article, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person; provided, however, that an Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. In such event, eConnect shall pay for only one separate legal counsel for such Indemnified Person. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person under this Article, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Article shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(c) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article to the fullest extent permitted by law; provided, however, that no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in this Article.

                            ARTICLE VI
                          YEAR 2000 ISSUE

Each of the parties hereto acknowledge and recognize the following:

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the parties' ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the parties, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved. It is also not possible to predict the affect that such issue will have on the operation of the Over the Counter Bulletin Board, upon which the common stock of eConnect is traded (trading on such market could be disrupted for periods of time).

Each of the parties hereto represents and warrants as follows:

The parties currently believe that their systems are Year
2000 compliant in all material respects. Although the parties are not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the parties may experience serious unanticipated negative consequences (such as significant downtime for one or more of its web site properties) or material costs caused by undetected errors or defects in the technology used in their internal systems. Furthermore, the purchasing patterns of customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. The parties do not currently have any information about the Year 2000 status of their existing or potential customers. The parties' Year 2000 plans are based on their best estimates.

                             ARTICLE VII
                            MISCELLANEOUS

1.  Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

2.  Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

3.  Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supercedes any prior agreement and/or understandings between the parties. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

4.  Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

5.  Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

6.  Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

7.  Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.  Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

9.  Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

10.  Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either (a) United States mail, postage prepaid, or (b) Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

To eConnect:

Thomas S. Hughes
eConnect
2500 Via Cabrillo Marina, Suite 112
San Pedro, California 90731

To SafeTPay:

Harry Hargens
SafeTPay.com
98 Shoreline Way
Hampton, Georgia 30228

11.  Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of Nevada without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

12.  Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

13.  Termination of Agreement.

This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

14.  Survival of Provisions.

The representations and warranties contained in Article II of this Agreement and any liability of one party to the other for any default under the provisions of Articles II of this Agreement, shall survive the completion of the transaction under this Agreement.

15.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

16.  Potential Conflict of Interest.

Each of the parties hereto agree and acknowledge that Brian F. Faulkner, Esq. and Marc R. Tow, Esq. were involved in the negotiations for the conclusion of this Agreement between the parties. Mr. Faulkner has represented both the parties on other matters in the past, and will continue to do so in the future. In addition, Mr. Tow has represented eConnect in the past and will continue to do so in the future. Mr. Faulkner and Mr. Tow know of no actual conflict of interest between eConnect and SafeTPay that would disqualify then from continuing the representation as set forth above. If Mr. Faulkner or Mr. Tow learn of facts that establish such a conflict, or if they are convinced that such a conflict is imminent, they will advise the parties hereto immediately and suggest each retain separate counsel. Neither Mr. Faulkner nor Mr. Tow think it likely, based on what they know now, that such a conflict will develop.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                   eConnect


                                   By: /s/  Thomas S. Hughes
                                   Thomas S. Hughes, President

                                   SafeTPay.com


                                   By: /s/  Harry Hargens
                                   Harry Hargens, President